SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2000

Dime Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13094	11-3197414
(State or Other Jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)
589 Fifth Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 326-6170

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.      Other Events.

        On October 20, 2000, Dime Bancorp, Inc. issued the following press release regarding dividends:

Contact:	Dime Franklin L. Wright (212) 326-6170

October 20, 2000
00/34

FOR IMMEDIATE RELEASE

DIME BANCORP, INC. INCREASES CASH DIVIDEND

        New York, NY - October 20, 2000 - Dime Bancorp, Inc. (NYSE: DME) today announced that its Board of Directors has declared a cash dividend of $0.10 per share on its common stock, representing a 25% increase over last quarter’s dividend. The dividend will be paid on December 6, 2000 to stockholders of record as of the close of business on November 24, 2000.

        Lawrence Toal, Dime’s Chief Executive Officer, said, “Earlier this week, Dime announced record operating earnings for the 2000 third quarter. We remain committed to generating superior returns for our stockholders, and this dividend increase underscores our confidence in achieving that objective.”

        At September 30, 2000, Dime had assets of $25.2 billion and deposits of $13.9 billion. Its principal subsidiary, The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank serving consumers and businesses throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

        Certain statements in Dime’s press releases may be forward-looking. A variety of factors could cause Dime’s actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime’s business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime’s control and general economic conditions.

###

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIME BANCORP, INC. By: /s/ James E. Kelly Name: James E. Kelly Title: General Counsel

Date: October 23, 2000